Exhibit 5.1

March 9, 2011

BJ’s Restaurants, Inc.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Re:	BJ’s Restaurants, Inc. Registration Statement on Form S-8 for Offering of Common Stock

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,200,000 shares of your common stock, no par value (the “Stock”). The Stock represents shares of common stock available for issuance under the 2005 Equity Incentive Plan (the “2005 Plan”) that were not previously registered pursuant to the Act. We are familiar with the actions taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Stock.

It is our opinion that when the Registration Statement has become effective under the Act, subject to said actions being duly taken and completed by you as now contemplated prior to the issuance of the Stock and subject to the appropriate qualification (or exemption therefrom) of the Stock by the appropriate authorities of the various states in which the Stock will be sold, the Stock will, upon the issuance and the sale thereof in the manner referred to in the Registration Statement and in accordance with the provisions of the 2005 Plan, be validly issued, fully paid and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is provided solely for use in connection with the issuance of the shares pursuant to the 2005 Plan in accordance with the Registration Statement and is not to be relied upon for any other purpose.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ JEFFER, MANGELS, BUTLER & MITCHELL LLP